SCHEDULE 14ADR
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the  registrant  |X|
Filed by a party other than the  registrant |_|
Check the  appropriate  box:
|_|  Preliminary  proxy  statement
|X|  Definitive  proxy  statement
|_|  Definitive  additional  materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          VISHAY INTERTECHNOLOGY, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)


                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
       |X|    $125  per  Exchange  Act  Rule  0-11(c)(1)(ii),   14a-6(i)(1),  or
              14a-6(i)(2).

       |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       |X| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount previously paid:  $125

       (2)    Form, schedule or registration statement no.:  Preliminary Proxy

       (3)    Filing party:  Registrant

       (4)    Date filed:  April 15, 1996

                                                                  April 15, 1996


Dear Stockholder:

              You are cordially invited to attend the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. (the "Company") to be held at 10:30 a.m. Philadelphia time on the 16th day of May, 1996, at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103. Your Board of Directors looks forward to greeting personally those stockholders able to be present.

              At the Annual Meeting (the "Annual Meeting") you will be asked to elect eleven Directors and to approve the appointment of Ernst & Young LLP as Auditors for the Company's next audited fiscal year.

              The Board of Directors unanimously recommends that you vote FOR the election of all eleven nominees as Directors, and FOR the approval of the appointment of the Auditors.

              Regardless of the number of shares you may own, it is important that they are represented and voted at the Annual Meeting. Therefore, please sign, date and mail the enclosed proxy in the return envelope provided.

              At the Annual Meeting, we will also report to you on the Company's current operations and outlook. Members of the Board and management will be pleased to respond to any questions you may have.

                                            Your cooperation is appreciated.


                                            Sincerely,



                                            William J. Spires
                                            Secretary

                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120

                               -------------------

                  NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS
                             TO BE HELD MAY 16, 1996
                               -------------------


              Notice is hereby given that the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. (the "Company") will be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on the 16th day of May, 1996 at 10:30 a.m. Philadelphia time, for the following purposes:

              1. to elect eleven Directors for a term of one year and until their successors are elected and qualified; and

              2. to approve the appointment of Auditors for the Company's next audited fiscal year.

              Action will also be taken upon such other business, if any, as may properly come before the meeting. The Board of Directors is not presently aware of any such other business.

              The stockholders of record at the close of business on April 4, 1996 will be entitled to vote at the Annual Meeting or at any adjournment thereof. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

                                           By Order of the Board of Directors,



                                           William J. Spires
                                           Secretary

Malvern, Pennsylvania
April 15, 1996

                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120

                              -------------------

                                PROXY STATEMENT
                              -------------------
GENERAL INFORMATION

              The accompanying proxy is solicited by the Board of Directors of VISHAY INTERTECHNOLOGY, INC. ("Vishay" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania
19103, on the 16th day of May, 1996, at 10:30 a.m. Philadelphia time, and any adjournments thereof. Stockholders of record at the close of business on April 4, 1996 shall be entitled to vote at the Annual Meeting.

              A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of the Company during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120. A stockholder list will also be available for examination at the Annual Meeting.

              The cost of solicitation of proxies will be borne by the Company. The Board of Directors may use the services of the Company's Directors, Officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and the Company will reimburse them for the reasonable expenses incurred by them in so doing.

              The shares represented by the accompanying proxy will be voted as directed with respect to the election of Directors, and with respect to the approval of the appointment of Ernst & Young LLP as independent auditors of the Company (the "Auditors"), OR, if no direction is indicated, will be voted FOR the election as Directors of the nominees listed below, and FOR the appointment of the Auditors. Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company, by delivering to the Company a properly executed and timely submitted proxy bearing a later date or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

              This Proxy Statement was preceded or is accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995. This Proxy Statement and the enclosed form of proxy are being furnished commencing on or about April 15, 1996.

VOTING OF SHARES

              The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. However, brokers have discretionary authority to vote on all the proposals being submitted hereby to the stockholders. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker.

              The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker nonvotes will not affect the outcome of the election. The affirmative vote of the holders of a majority of the votes cast is required for the approval of appointment of the Auditors. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal a Broker non-vote will have no effect on the outcome.

              The Company has appointed an inspector to act at the Annual Meeting who shall: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his determination of the number of shares represented at the Annual Meeting and his count of all votes and ballots.

              Dr. Felix Zandman and a trust created by Mr. Alfred Slaner by an agreement dated January 15, 1987 beneficially own in the aggregate 60.5% of the total voting power of the Company's shares and intend to vote FOR the election of the eleven nominees as Directors, and FOR the approval of the appointment of the Auditors. Such shares are sufficient to approve each proposal regardless of how the other shares are voted.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

              On April 8, 1996, the Company had outstanding 51,161,076 shares of Common Stock, par value $.10 per share ("Common Stock"), each of which entitles the holder to one vote, and 7,222,035 shares of Class B Common Stock, par value $.10 per share ("Class B Stock"), each of which entitles the holder to ten votes. Voting is not cumulative.

              The following table provides certain information, as of April 8, 1996, as to the beneficial ownership of the Common Stock or the Class B Stock of the Company for (a) each Director and nominee, (b) each Executive Officer named in the Summary Compensation Table, (c) the Directors and Executive Officers of the Company as a group and (d) any person owning more than 5% of the Common Stock.

                                                         COMMON STOCK             CLASS B STOCK
                                                     --------------------      -------------------
                                                          AMOUNT AND                AMOUNT AND
                                                          NATURE OF                  NATURE OF             PERCENT
                                                     BENEFICIAL  PERCENT       BENEFICIAL  PERCENT         OF TOTAL
NAME                                                 OWNERSHIP   OF CLASS      OWNERSHIP   OF CLASS      VOTING POWER
- ----                                                 ---------   --------      ---------   --------      ------------

Felix Zandman
  63 Lincoln Highway
  Malvern, PA  19355                                     984        *         4,050,124    56.1%         32.8%
Donald G. Alfson                                      20,614        *            -          -             *
Avi D. Eden                                           18,378        *            -          -             *
Robert A. Freece                                      47,800        *            -          -             *
Richard N. Grubb                                      13,836        *            -          -             *
Eliyahu Hurvitz                                        2,100        *            -          -             *
Henry V. Landau                                       54,244        *            -          -             *
Gerald Paul                                           13,874        *            -          -             *
Edward B. Shils                                       33,300        *            -          -             *
Luella B. Slaner(1)                                3,078,672        6.0%      3,113,204    43.1%         27.7%
Mark I. Solomon                                        4,200        *            -          -             *
Jean-Claude Tine                                       4,032        *            -          -             *

  All Directors and Executive Officers
  as a group (14 persons)                          3,299,314        6.4%      7,163,328    99.2%         60.7%

American Express Company(2)
  American Express Tower                           7,311,379       14.3%         -          -             5.9%
  World Financial Center
  New York, NY 10285
- --------------------
* Represents less than 1% of the outstanding shares of such class.

(1) Mrs. Slaner is trustee of a trust, created by Mr. Alfred Slaner, a co-founder of the Company, who passed away in March 1996. The trust beneficially owns 3,078,086 shares of Common Stock and 3,113,204 shares of Class B Stock. Accordingly, Mrs. Slaner may also be deemed to beneficially own such Common Stock and Class B Stock. In addition, Mrs. Slaner beneficially owns 586 shares of Common Stock.

(2)     American  Express  Company,  a parent  holding  company,  reported  on a
        Schedule 13G, dated December 31, 1995, together with its subsidiary, American Express Financial Corporation, IDS Tower 10, Minneapolis, MN 55440, a registered investment advisor, that together they have shared dispositive power over 7,311,379 shares of Common Stock, and of such shares of Common Stock, has shared voting power of 4,002,502 shares.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         It is proposed to elect a Board of eleven Directors for the following year and until their successors are elected and qualified. Although the Company's By-laws provide for up to 12 Directors, the Board has determined that it is in the Company's best interest for no more than 11 Directors to serve at this time in order to give the Board of Directors flexibility to appoint an additional Director if the need arises. Accordingly, proxies may not be voted for a greater number of persons than the number of nominees named. All of the nominees, set forth in the table below, are currently members of the Board of Directors. It is intended that the accompanying form of proxy will be voted for the election of the eleven nominees unless other instructions are given. Voting is not cumulative. If any nominee should become unavailable, discretionary authority is reserved by the individuals named in the proxy to vote for a substitute. The following sets forth information regarding principal occupation, and other major affiliations during the past five years, as well as the age of each of the nominees.

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS
                                                                        YEAR
                                                                        FIRST
                                     PRINCIPAL OCCUPATION               ELECTED
NAME                    AGE          AND OTHER DIRECTORSHIPS            DIRECTOR
- ----                    ---          -----------------------            --------

Felix Zandman(1)........67      Chairman  of the  Board,  President     1962
                                and Chief Executive  Officer of the
                                Company.    President   and   Chief
                                Executive    Officer    since   the
                                Company's  inception.  Chairman  of
                                the Board since 1989.



Donald G. Alfson........50      Vice President of the Company since     1992
                                1993. President - Vishay Electronic
                                Components, North America and Asia,
                                since  April 1992.  Employed  since
                                1972 by Dale  Electronics,  Inc., a
                                subsidiary of the Company.

Avi D. Eden(1)..........48      Attorney    engaged    in   private     1987
                                practice.  General  Counsel  to the
                                Company for more than the past five
                                years.

Robert A. Freece(1).....55      Senior   Vice   President   of  the     1972
                                Company   since  May   1994.   Vice
                                President,   Treasurer   and  Chief
                                Financial  Officer  of the  Company
                                from 1972 until 1994.

Richard N. Grubb(1).....49      Vice President, Treasurer and Chief     1994
                                Financial  Officer  of the  Company
                                since May 1994. Has been associated
                                with   the   Company   in   various
                                capacities for over 20 years.

Eliyahu Hurvitz.........63      President   and   Chief   Executive     1994
                                Officer,     Teva    Pharmaceutical
                                Industries  Ltd.  for more than the
                                past five years.

Gerald Paul.............47      Vice President of the Company since     1993
                                1993. President - Vishay Electronic
                                Components,  Europe  since  January
                                1994.   Managing   Director   since
                                January 1991 of Draloric Electronic
                                GmbH, a subsidiary  of the Company.
                                Employed by Draloric since February
                                1978.

Edward B. Shils
(2)(3)(4)(5)............80      Consultant;   Ph.D.;   Director   -     1981
                                Wharton  Entrepreneurial Center and
                                George W. Taylor Professor Emeritus
                                of  Entrepreneurial   Studies,  The
                                Wharton   School,   University   of
                                Pennsylvania.

Luella B. Slaner........76      Investor  for  more  than  the past     1989
                                five years.

Mark I. Solomon
(2)(3)(4)(5)............56      Chairman of CMS  Companies for more     1993
                                than the past five years.

Jean-Claude Tine........77      Investor  for  more  than  the past     1988
                                five years.

(1)   Member of the Executive Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Employee Stock Plan Committee.
(4)   Member of the Compensation Committee.
(5)   Member of the Stock Option Committee.

COMPENSATION OF DIRECTORS

              Directors who received annual compensation for their services as Directors are Dr. Shils and Messrs. Hurvitz, Solomon and Tine who each received $2,500 for each Board meeting attended. In addition, Dr. Shils and Mr. Solomon received $2,500 for each Audit Committee and each Compensation Committee meeting attended. Directors who are also employees of the Company do not receive any compensation for their role as Directors and are compensated as other executive officers and key management as described under "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation -- Executive Officers and Key Management".

              Mr. Eden is counsel to the Company and receives fees for his services in amounts that management believes are comparable to those that the Company would pay to unaffiliated attorneys for such services. Mr. Eden received fees in the amount of approximately $165,000 from Vishay for the year ended December 31, 1995. In addition, Mr. Eden received a restricted stock award of $111,900 and options under the 1995 Stock Option Program.

COMMITTEES OF THE BOARD OF
DIRECTORS AND MEETING ATTENDANCE

              The Board of Directors met four times during the twelve months ended December 31, 1995. The Executive Committee met once during the same period. The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board of Directors to the extent permitted by Delaware law.

              The Audit Committee met twice during the twelve months ended December 31, 1995. The functions of the Audit Committee include recommending independent auditors to the Board of Directors, reviewing with the independent auditors the scope and results of the auditing engagement, reviewing the independence of the auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's systems of internal accounting controls.

              The Employee Stock Plan Committee met twice during the twelve months ended December 31, 1995. The Employee Stock Plan Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Dale Electronics, Inc. (the "Stock Plans"), to determine the individuals who are to receive grants and the vesting requirements with respect to the Stock Plans and to administer and interpret the Stock Plans.

              The Compensation Committee met once during the twelve months ended December 31, 1995. The Compensation Committee is authorized to establish and approve management compensation. See "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation".

              The Stock Option Committee met once during the twelve months ended December 31, 1995.

              The Board does not have a nominating committee.

              No Director attended less than 75% of the meetings of the Board and any committees on which such Director served.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

              The two members of the Employee Stock Plan Committee and the Stock Option Committee are Dr. Shils and Mr. Solomon, who are independent Directors of the Company and who also may not be awarded Common Stock under the Stock Plans and the Stock Option Program. Dr. Shils and Mr. Solomon are also the two members of the Compensation Committee.

LEGAL PROCEEDING

              An indictment relating to tax issues has been filed by the Jerusalem district attorney's office against Promedico Ltd. ("Promedico"), as well as certain of its officers, including Mr. Eli Hurvitz, a member of the Board of Directors of the Company and the President and CEO of Teva Pharmaceutical Industries Ltd. ("Teva"), who served during the period in which Promedico was owned by Teva (1980-1986) as the chairman of Promedico. The charges allege: failure to report commissions allegedly received by

Promedico, failure to register such commissions in Promedico's books, failure to pay taxes which may be due on such commissions and fraudulent actions regarding the foregoing. The charges are attributed to Mr. Hurvitz by reason of his serving as the chairman of the board of directors of Promedico between the years 1980-1986. Mr. Hurvitz denies any culpability in regard to this matter, and the board of directors of Teva has expressed its fullest confidence and support of his ability to continue managing Teva and that Mr. Hurvitz will be fully and completely exonerated.

COMPENSATION OF EXECUTIVE OFFICERS

              The following table sets forth all reportable compensation for the fiscal years ended December 31, 1995, 1994 and 1993 awarded or paid to the Chief Executive Officer and the individuals who, in fiscal 1995, were the other four highest paid executive officers of the Company (collectively the "Five Named Officers").

                                                  SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                                  LONG TERM COMPENSATION
                              -----------------------------------------         -----------------------------------------------
                                                                                RESTRICTED
NAME AND CAPACITIES                                        OTHER ANNUAL         STOCK         OPTIONS/   LTIP      ALL OTHER
IN WHICH SERVED               YEAR   SALARY     BONUS(1)   COMPENSATION         AWARDS $      SARS (#)   PAYOUTS   COMPENSATION
- ---------------               ----   ------     --------   ------------         --------      --------   -------   ------------
Felix Zandman                 1995   $787,500   $839,470   (2)                  None          504,000    None      $3,000(3)
Chairman of the Board,        1994   $600,000   $600,000   (2)                  None          None       None      $3,000(3)
President and Chief           1993   $600,000   $341,479   (2)                  None          None       None      $4,717(3)
Executive Officer

Donald G. Alfson              1995   $180,000   $165,000   (2)                  $45,750       126,000    None      $3,000(3)
Director, Vice President,     1994   $164,231   $185,250   (2)                  None          None       None      $3,000(3)
President of Vishay           1993   $153,461   $164,750   (2)                  None          None       None      $4,717(3)
Electronic Components,
North America and Asia

Richard N. Grubb(4)           1995   $160,000   $ 56,900   (2)                  $65,000       126,000    None      $1,600(3)
Director, Vice President,     1994   $160,000   $112,100   (2)                  None          None       None      None
Treasurer and Chief           1993       --         --     --                   --            --         --        --
Financial Officer

Henry V. Landau               1995   $139,856   $194,862   (2)                  None          None       None      $8,391(5)
Vice President                1994   $132,500   $156,296   (2)                  None          None       None      $7,944(5)
of the Company;               1993   $127,500   $116,461   (2)                  None          None       None      $7,645(5)
President and Chief
Executive Officer of
Measurements Group, Inc.,
a subsidiary of
the Company

Gerald Paul(6)                1995   $282,400    $53,500   (2)                  $45,750       126,000    None      None
Director, Vice President,     1994   $246,800    $80,450   (2)                  None          None       None      None
President of Vishay           1993   $216,400    $55,800   (2)                  None          None       None      None
Electronic Components,
Europe, and
Managing Director-Draloric
Electronic GmbH,
a subsidiary of the Company

(1) See "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation", which describes performance-based bonuses awarded to the Five Named Officers. Bonuses paid in any fiscal year are based on results of the previous year.

(2) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 1995, 1994 and 1993, respectively, or $50,000. Such perquisites have not been included in the table.

(3) Represents amounts contributed in 1995, 1994, and 1993 under the Company's 401(k) plan under which the Company matches, up to the annual federally mandated maximum amounts, an employee's contributions of up to 2% of such employee's annual salary.

(4) Mr. Grubb became an executive officer of the Company during 1994. The amount listed under his 1994 salary combines amounts paid to him as an employee of the Company and as a consultant. Mr. Grubb received consulting fees of $220,000 for 1993, which management believes were amounts comparable to those which the Company would have paid to unaffiliated consultants for such services.

(5) Contributed for the benefit of Mr. Landau under a qualified money purchase pension plan established for certain employees of Measurements Group, Inc., a subsidiary of the Company, Mr. Landau is the only executive officer or Director of the Company to receive benefits under such plan.

(6) Amounts are paid in foreign currency and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.

RETIREMENT PLANS

              Dale Electronics, Inc., a wholly owned subsidiary of the Company ("Dale"), maintains a defined benefit plan for substantially all of its U.S. full-time employees. The benefits under the plan are based on the employees' compensation and mandatory contributions to the plan during all years of participation. For each year of participation, an employee accrues an annual benefit equal to 2.1% of earnings up to $10,000 and 2.64% of earnings in excess of $10,000. The plan requires a mandatory contribution by the employee equal to 3.5% of earnings up to $10,000 and 4.4% of earnings in excess of $10,000, up to the maximum allowable federal limit. Mr. Alfson is the only executive officer or Director of the Company to participate in the plan. In 1995, Mr. Alfson contributed $6,510 to the plan and Dale contributed $5,715. The estimated annual benefit payable upon Mr. Alfson's retirement at age 65, assuming Mr. Alfson (i) continues to be employed by the Company, (ii) continues to earn the same compensation he earned in 1995 and (iii) makes all mandatory contributions to the plan, would be $86,388.

The Company maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. The plan essentially replicates the Dale Electronics Retirement Plan described above. Mr. Grubb is the only executive officer named in the Summary Compensation Table to participate in the plan. Mr. Grubb elected to participate in the plan as of July 1, 1995. Mr. Freece and Mr. Spires have also elected to participate in the plan. During 1995, Mr. Grubb deferred compensation of $3,520 under the plan and additionally the Company accrued a liability of $2,162. The estimated annual benefit payable upon Mr. Grubb's retirement at age 65, assuming Mr. Grubb (i) continues to be employed by the Company, (ii) continues to earn the same compensation he earned in 1995 and (iii) makes all mandatory contributions under the plan, would be $60,051.

              Draloric Electronic GmbH, a German subsidiary of the Company ("Draloric"), has a noncontributory defined benefit pension plan governed under German law covering its management and executive employees. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to DM 24,000 ($16,754*). The estimated annual benefit payable upon Dr. Paul's retirement at age 65 is DM 14,962 ($10,445). Dr. Paul also has an individual contractual pension arrangement with Draloric that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment ("final average compensation"). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of DM 350,000 per year in respect of such final average compensation. Dr. Zandman may, however, in his sole discretion, elect to increase the DM 350,000 limitation to reflect Dr. Paul's actual salary and bonus, to take into account cost of living adjustments, or as he may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. At December 31, 1995, Dr. Paul had 18 years of service.


                         Pensionable Years of Service of

Final Average Compensation                      10                15                20           25           30           35
                                            ----------------------------------------------------------------------------------

100% of pensionable income in 1995          $ 67,125          $ 80,553          $ 93,906     $107,393     $124,498     $144,327
110% of pensionable income in 1995          $ 73,837          $ 88,608          $103,296     $118,132     $136,948     $158,760
120% of pensionable income in 1995          $ 80,550          $ 96,663          $112,687     $128,871     $149,398     $173,193
150% of pensionable income in 1995          $100,691          $120,821          $140,959     $161,097     $186,756     $216,501
200% of pensionable income in 1995          $134,249          $161,097          $187,946     $214,794     $249,005     $288,665

- --------
* All U.S. dollar amounts relating to Dr. Paul's retirement plans, including those listed on the following chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 1995.

STOCK OPTIONS

                The following table sets forth certain information regarding stock options granted to certain executive officers named in the Summary Compensation Table (the "Named Executive Officers") during the Company's 1995 fiscal year.

                      OPTION GRANTS IN FISCAL YEAR 1995(1)



                                                                                                    Potential Realizable Value
                                                                                                         at Assumed Annual
                                                   Approximate                                         Rates of Stock Price
                             Securities        % of Total Options       Exercise                         Appreciation for
                             Underlying       Granted to Employees       Price                            Option Term(2)
                               Options              in Fiscal             Per        Expiration       -------------------------
Name                         Granted(3)               Year              Share(3)         Date            5%             10%
- -------------------------------------------------------------------------------------------------------------------------------


Felix Zandman.............    168,000                15.97%                 $26.49      3/1/00        $2,304,000     $4,073,000
                              168,000                15.97%                 $33.33      3/1/00         1,154,000      2,923,000
                              168,000                15.97%                 $47.62      3/1/00                 0        523,000

Donald G. Alfson..........     42,000                3.99%                  $26.49      3/1/00        $  576,000     $1,018,000
                               42,000                3.99%                  $33.33      3/1/00           289,000        731,000
                               42,000                3.99%                  $47.62      3/1/00                 0        131,000

Richard N. Grubb..........     42,000                3.99%                  $26.49      3/1/00        $  576,000     $1,018,000
                               42,000                3.99%                  $33.33      3/1/00           289,000        731,000
                               42,000                3.99%                  $47.62      3/1/00                 0        131,000

Gerald Paul...............     42,000                3.99%                  $26.49      3/1/00        $  576,000     $1,018,000
                               42,000                3.99%                  $33.33      3/1/00           289,000        731,000
                               42,000                3.99%                  $47.62      3/1/00                 0        131,000


- ---------------------------

(1) Each Named Executive Officer listed in the table received a grant of three options on March 19, 1995, each at a different exercise price, pursuant to the Company's 1995 Stock Option Program approved by the stockholders on May 19, 1995. The options are fully vested. Prior to March 1, 1998, no option may be exercised upon less than six months advance notice. In addition, the right to exercise any option expires and terminates immediately if the recipient is terminated from the Company's services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than cause or voluntary termination, then options may be exercised by that recipient after 24 months have elapsed from the date of termination, provided the recipient adheres to a non-competition agreement. If such recipient fails to comply, his options expire and terminate immediately. Any of these foregoing provisions, however, may be waived at the discretion of the Stock Option Committee.

(2) The assumed rates of growth, as applied to the stock price as of December 31, 1995 ($31.50), were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.

(3)  Adjusted for 2:1 stock split on June 16, 1995.

           No stock options were exercised by any of the executive officers named in the Summary Compensation Table during the Company's 1995 fiscal year.

COMPENSATION COMMITTEE AND EMPLOYEE STOCK PLAN COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Compensation Committee of the Board of Directors, comprised of two independent Directors, is responsible for establishing and approving the compensation and benefits provided to the Chief Executive Officer and certain other executive officers and key management of the Company. The Employee Stock Plan Committee of the Board of Directors, comprised of two independent Directors, recommends awards under the Stock Plans and whether such stock should be restricted.

               The Company's executive officers and key management generally receive a base salary and a performance-based annual cash and/or stock (restricted and unrestricted) bonus. This compensation formula is designed to attract and retain management talent capable of achieving the Company's business objectives, while motivating management to lead the Company to meet or exceed annual performance goals, thereby enhancing stockholder value. On March 3, 1995, the Board of Directors approved a stock option program (the "Stock Option
Program") for certain selected individuals, including the Chief Executive Officer, which was approved by the stockholders at the Company's 1995 annual meeting. The plan provided specified individuals believed to be key to the success of the Company with a one time grant of options to purchase shares of the Company's Common Stock at various exercise prices. The purpose of the program is to enhance the long-term performance of the Company and to provide selected individuals an incentive to remain in the service of the Company by acquiring an additional proprietary interest in the Company.

Chief Executive Officer

               Dr. Zandman's compensation is determined under the terms of his employment contract (see "Employment Contract") and under a performance-based compensation plan for the Chief Executive Officer (the "162(m) Cash Bonus Plan") recommended by the Compensation Committee and approved by the Company's stockholders in 1994.

              Dr.  Zandman's base salary is determined  primarily by considering
(i) the Company's financial performance in view of the performance of companies similar in size and character, (ii) the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies, (iii) Dr. Zandman's 32 years of dedication and service to the Company from the date of its incorporation and (iv) the Company's financial performance in comparison to previous years. For 1996, Dr. Zandman's base salary will be $850,000.

               Under the 162(m) Cash Bonus Plan, the Chief Executive Officer's performance bonus has been structured so that Dr. Zandman's aggregate annual compensation will depend in large part on the annual after-tax profits of the Company. The Compensation Committee has focused in recent years particularly on the net earnings of the Company because the Committee believes net earnings to be a strong gauge of the growth and success of the Company. From 1990 through 1995 Vishay's net earnings grew by approximately 299%. In 1995, Vishay realized record net earnings of $92,667,000 which reflected a 57% increase over 1994's net earnings.

              Under the formula approved by the Compensation Committee for 1996, Dr. Zandman will be awarded a cash performance bonus if the Company achieves after-tax profits above $75 million. The new threshold of $75 million represents an increase from the previous threshold of $25 million. The bonus will be a cash amount equal to 3% of net after-tax profits above $75 million. Applying this formula, the cash bonus has been capped at $1,000,000 for 1996. If, however, the Company's after-tax profits are $75 million or less, Dr. Zandman's base salary shall be reduced by 15%. The Compensation Committee set these after-tax profit targets by considering the Company's historical growth and setting thresholds in relation thereto that it believes will allow the Chief Executive Officer to earn a base salary at or above the median for surveyed companies with an opportunity to attain levels generally higher than those of Chief Executive Officers for surveyed companies if Vishay achieves certain after-tax profits. This formula may only be adjusted or waived by the Board of Directors upon recommendation of the Compensation Committee following each fiscal year.

Policy on Deductibility of Compensation

               Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the 162(m) Cash Bonus Plan of the Chief Executive Officer and the Stock Option Program accordingly, although the changes required to the already existing performance bonus plan for the Chief Executive Officer were minimal. The Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the 162(m) Cash Bonus Plan and the Stock Option Program if doing so would be in the best interests of the Company and its stockholders.

Executive Officers and Key Management

               For the other executive officers and certain key management of Vishay, base salaries are set annually essentially by considering the average compensation of similarly situated officers of companies similar in size and character including some of the companies listed as peer group companies. Performance bonuses are also awarded annually to these individuals. For those executive officers who manage discrete business units of the Company, such as Messrs. Alfson and Landau and Dr. Paul, the bonus is primarily tied to a preset combination of operating and after-tax profit goals of the business unit that such executive officer manages, which are determined by Dr. Zandman, in his sole discretion. In addition, from time to time, Dr. Zandman may, together with an executive who manages a discrete business unit, devise a project, the goal of which, if achieved, would entitle the executive to an additional bonus. For key personnel who work out of the Company's headquarters, such as Mr. Grubb, the performance bonus is primarily based upon the after-tax profits of the Company as a whole. Under the formula approved for 1996, these key personnel will be entitled to performance bonuses equal to 0.4% of after tax profits above $75 million. Any bonus awarded may be granted in cash and/or in Common Stock of the Company. The Common Stock is available through the Stock Plans. The portion of each bonus paid in cash and the portion awarded in stock (which may be either restricted or unrestricted stock) is determined by the Employee Stock Plan Committee, in its discretion, relying in large part, however, upon the recommendation of Dr. Zandman. The base salaries and performance bonuses are structured to balance the Company's desire to give the executive officers and key management the incentive to maximize the operating and after-tax profits of the discrete business units and the after-tax profits of the Company as a whole with optimum fiscal efficiency. Accordingly, base salaries are set at or below the median for the surveyed companies, with an opportunity for total compensation at or above the median when after-tax profit targets are met.

     Respectfully submitted,

     THE COMPENSATION COMMITTEE        THE EMPLOYEE STOCK PLAN COMMITTEE

     Edward B. Shils                   Edward B. Shils
     Mark I. Solomon                   Mark I. Solomon

EMPLOYMENT CONTRACT

              On March 15, 1985, the Company and Dr. Zandman entered into a long-term employment agreement. The agreement, which was for an initial term of seven years, provides for automatic annual extensions through 1996 of such seven-year period. The agreement also provides that the Board of Directors may increase Dr. Zandman's compensation (including his bonus) from time to time as it deems advisable, subject to certain parameters, including a required comparison every three years of Dr. Zandman's compensation to that of officers of companies of similar size and character. Dr. Zandman's compensation under the agreement may not be less than $250,000 per year. The agreement may terminate prior to its expiration date in the event of death, disability or cause. In the event that the agreement is terminated other than as a result of death, disability, cause or pursuant to voluntary termination by Dr. Zandman, or as a result of a breach of the agreement by the Company, Dr. Zandman will be entitled to a royalty from the date of such termination or breach to the later to occur of (i) the tenth anniversary of such date or (ii) Dr. Zandman's 75th birthday. The amount of such royalty, based on the gross sales by the Company of products incorporating any inventions made by Dr. Zandman after the date of the agreement, payable quarterly, shall be equal to 5% of the gross sales, less returns and allowances, for each such year of products of the Company that incorporate Dr. Zandman's inventions after the date of the agreement.

PERFORMANCE GRAPH

               The line graph below compares the cumulative total shareholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index and with the return on a peer group of companies selected by Westergaard Research Corp. utilizing BRIDGE Information Systems, Inc. Network I275 industry grouping. The peer group is made up of 24 publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components, including the Company.(1) The return of each peer issuer has been weighted according to the respective issuer's stock market capitalization. The line graph assumes that $100 had been invested at December 31, 1989 and assumes that all dividends were reinvested.



[GRAPHIC OMITTED]


==========================================================================================================================
                                         1990            1991           1992           1993           1994            1995
- ---------------------------------------------------------------------------------------------------------------------------
Vishay Intertechnology, Inc.            $100.00        $134.99        $268.71        $290.43        $425.40         $574.29
- ---------------------------------------------------------------------------------------------------------------------------
S&P 500                                 $100.00        $130.47        $140.41        $154.56        $156.60         $215.45
- ---------------------------------------------------------------------------------------------------------------------------
Peer Group(1)                           $100.00        $ 97.19        $120.32        $168.41        $230.59         $275.94
===========================================================================================================================

(1) Advanced Micro Devices, Inc., Alpha Industries, American Annuity Group, American Technical Ceramics Corp., Analog Devices, Inc., Appian Technology Inc. (bankrupt), CTS Corp., Cypress Semiconductor Corp., Dallas Semiconductor Corporation, Dense-Pac Microsystems Inc., Diodes Inc., EA Industries (formerly Electronic Associates Inc.), International Rectifier Corporation, Jetronic Industries Inc., Kyocera Corp., LSI Logic Corporation, M/A Com Inc., National Semiconductor Corporation, Semtech Corp., Solitron Devices Inc., Texas Instruments Incorporated, Unitrode Corporation, Varian Associates Inc., Vishay Intertechnology, Inc.

                  PROPOSAL 2 - ELECTION OF INDEPENDENT AUDITORS


               The Board of Directors recommends that the public accounting firm of Ernst & Young LLP be appointed independent auditors of the Company for the Company's next audited fiscal year ending December 31, 1996. Ernst & Young LLP have been the Company's auditors since 1968. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from the Company's stockholders and will have the opportunity to make a statement at the Annual Meeting if they desire to do so.


                                 OTHER BUSINESS

               As of the date of this Proxy Statement, the only business which the Board of Directors intends to present and knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment on such matters.


                            AVAILABILITY OF FORM 10-K

               Information  regarding the  executive  officers of the Company is hereby incorporated by reference to the Company's most recent Report on Form 10-K. The Company will provide to any stockholder, upon written request and without charge, a copy of such report, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Richard N. Grubb, Vice President, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120, telephone number (610) 644-1300.


                          PROPOSALS OF SECURITY HOLDERS

               Any  stockholder   proposal  intended  to  be  presented  at  the
Company's 1997 Annual Meeting should be sent to the Company at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120 and must be received on or prior to December 23, 1996, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1997 Annual Meeting.



                                             William J. Spires
                                             Secretary


April 15, 1996

                          VISHAY INTERTECHNOLOGY, INC.

                         ANNUAL MEETING OF STOCKHOLDERS


                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         The undersigned hereby appoints Felix Zandman and Richard N. Grubb, or if only one is present, then that individual, with full power of substitution, to vote all shares of VISHAY INTERTECHNOLOGY, INC. (the "Company"), which the undersigned is entitled to vote at the Company's Annual Meeting to be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on the 16th day of May, 1996 at 10:30 a.m. Philadelphia time, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS: To elect the nominees for Director below for a term of one year;

FOR ALL NOMINEES LISTED BELOW        WITHHOLD AUTHORITY
(except as marked to
   the contrary below)   |_|         to vote for all nominees listed below   |_|

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

         Felix Zandman, Donald G. Alfson, Avi D. Eden, Robert A. Freece, Richard
         N. Grubb, Eliyahu Hurvitz, Gerald Paul, Edward B. Shils, Luella B. Slaner, Mark I. Solomon, Jean-Claude Tine

2. APPROVAL OF AUDITORS: To approve the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ended December 31, 1996;

         FOR   |_|          AGAINST   |_|           ABSTAIN   |_|



and in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof.

            (Continued and to be dated and signed on the other side.)

              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

              PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

              Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

                                      Dated: _____________________________, 1996

                                      ------------------------------------------
                                               (Signature of Stockholder)

                                      ------------------------------------------
                                                (Signature of Stockholder)

                                      Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.